SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2005

OPINION RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-14927	22-3118960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

600 College Road East, Suite 4100, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 452-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

While the Company’s Board of Directors was in the process of identifying a replacement on the audit committee for John J. Gavin, who resigned from the Board of Directors on July 29, 2005, the Company was contacted by the staff of The Nasdaq Stock Market, Inc. (“Nasdaq”) by telephone on October 6, 2005 and notified of its noncompliance with Nasdaq Rule 4350(d)(2). Rule 4350(d)(2) requires the audit committee of each Nasdaq issuer to have at least three independent members on its audit committee. The Nasdaq staff followed up with a letter to the Company on October 10, 2005 notifying the Company of its noncompliance and advising the Company that it was eligible for the cure period set forth in Nasdaq Rule 4350(d)(4), which provides that the Company has until its upcoming annual meeting on October 27, 2005 to appoint a third independent member of the Board of Directors to the audit committee. The letter also stated that because Dale J. Florio was appointed to the audit committee on October 7, 2005, the Nasdaq staff had determined that the Company was in compliance with Rule 4350(d)(2) and that the matter was closed.

On October 12, 2005, the Company issued a press release announcing the appointment of Mr. Florio to the audit committee and the receipt of the letter from the Nasdaq staff. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits. The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
99.1	Press Release dated October 12, 2005 announcing the appointment of Dale J. Florio to the audit committee and receipt of a letter from the Nasdaq staff

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPINION RESEARCH CORPORATION

	By:	/s/ Douglas L. Cox
	Name:	Douglas L. Cox
Dated: October 12, 2005	Title:	Executive Vice President and Chief Financial Officer